                                                                    Exhibit 10.2

                           CHANGE OF CONTROL AGREEMENT


         THIS CHANGE OF CONTROL AGREEMENT (the "AGREEMENT") dated as of July 1, 2002, between Computer Network Technology Corporation, a Minnesota corporation, having a place of business at 6000 Nathan Lane North, Plymouth MN 55442 (the "COMPANY"), and Gregory T. Barnum (the "EXECUTIVE").

                                   WITNESSETH

         WHEREAS, the Executive has assumed duties of a responsible nature to the benefit of the Company and to the satisfaction of the Board of Directors (the "BOARD");

         WHEREAS, the Board believes it to be in the best interests of the Company to enter into this Agreement to assure the Executive's continuing services to the Company including, but not limited to, under circumstances in which there is a possible, threatened or actual Change of Control (as defined below);

         WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with an acceleration of options upon certain events on or after a Change of Control which ensure that the benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

         WHEREAS, in order to accomplish all the above objectives, the Board has authorized the Company to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive hereby agree as follows:

         1. CERTAIN DEFINITIONS.

                  "APPLICABLE DATE" means the date of receipt of the Notice of Termination or Change of Circumstance (as defined below).

                  "CAUSE" means (a) termination of the Executive's employment for (i) any conviction of the Executive, or plea of guilty or no contest by the Executive, to a felony, or (ii) any act or acts of dishonesty by the Executive intended to result in personal enrichment to the Executive at the expense of the Company; or (b) repeated failure to follow the lawful instructions of the Board which are not remedied in a reasonable period of time after receipt of written notice from the Company.

                  "CHANGE OF CIRCUMSTANCE" means any event which would constitute (a) a demotion of the Executive or any assignment to material duties that are substantially inconsistent with the Executive's position and title immediately prior to such assignment, (b) a reduction in the Executive's base salary, other than reductions in salaries applied to executives generally, (c) a requirement that the Executive relocate unless acceptable to the Executive, (d) a substantial reduction in benefits and perquisites provided to the Executive not applicable to executives generally, or (e) a material change in the terms and conditions of the Executive's employment other than as permitted by (b) or
(d) above; provided, however, none of the foregoing shall constitute a Change of Circumstance unless the Executive objects thereto by giving written notice to the Board within 30 days after the Executive becomes aware of such demotion, assignment, reduction, requirements or other change and the Company fails to correct the same within 30 days following receipt of such notice. Notwithstanding the foregoing, a Change of Control does not, standing alone, constitute a Change of Circumstance.

                  "CHANGE OF CONTROL" or "CHANGE IN CONTROL" shall have the same meaning as an "EVENT" as set forth in the Company's 1992 Stock Award Plan as in existence on the date hereof.

                  "CHANGE OF CONTROL DATE" shall mean the first date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, (a) if a Change of Control occurs; (b) if prior to the date on which such Change of Control occurs, the Executive's employment with the Company is terminated or the Executive ceases to be the Chief Financial Officer ("CFO") of the Company; and (c) if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as CFO (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "CHANGE OF CONTROL DATE" shall mean the date immediately prior to the date of such termination of employment or cessation of status as CFO.

                  "DISABILITY" means the inability of the Executive to perform the Executive's duties as CFO, or the Executive's position and title at such time, by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more. A period of Disability shall be "uninterrupted" unless and until the Executive returns to full-time work for a continuous period of at least 30 days. A Disability period shall be suspended during any period the Executive returns to full-time work for a continuous period of at least five days.

                  "EFFECTIVE DATE" shall mean the date hereof.

                  "EXISTING OPTION AGREEMENTS" means the option grant agreements with respect to options which have not yet been exercised and are set forth on Schedule A hereto.

         2. NOTICE OF TERMINATION OR CHANGE IN CIRCUMSTANCE. Any termination of the Executive's employment by the Company for Cause or a notice by the Executive of a Change in Circumstance shall be communicated by Notice of Termination or Change of Circumstance to such other party hereto given in accordance with
Section 6 of this Agreement. For purposes of this Agreement, a "NOTICE OF TERMINATION OR CHANGE OF CIRCUMSTANCE" means a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment or of a Change of Circumstances. The failure by the Executive to set forth in the Notice of Termination or Change of Circumstance any fact or circumstance which contributes to a showing of Change of Circumstance shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

         3. OBLIGATIONS OF THE COMPANY IN CERTAIN CIRCUMSTANCES. If, (a) while the Executive is employed by the Company, there is a Change of Control and (b) on or within 18 months after the Change of Control Date either (x) the Company terminates the Executive's employment other than for Cause, Disability, or death or (y) there is a Change in Circumstance, then all options to acquire capital stock of the Company granted to the Executive outstanding on the Applicable Date shall immediately vest on the Applicable Date.

         4. AMENDMENTS TO EXISTING AGREEMENTS. The terms of this Agreement hereby amend the Existing Option Agreements to the extent inconsistent therewith and shall be incorporated by reference into any further grant of an employee stock option to the Executive, unless the terms of such grant specifically preclude the application of this Agreement.

         5. SUCCESSORS.

                  (a) This Agreement is personal to the Executive, and without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "COMPANY" shall mean as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         6. MISCELLANEOUS.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:      If to the Company:

                  Gregory T. Barnum         Computer Network Technology
                                              Corporation
                  (Home address             6000 Nathan Lane North
                  separately given)         Plymouth, MN 55442
                                            Attention: Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressees.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Board, the Company has authorized and directed the undersigned director to execute and deliver this Agreement in the Company's name, all as of the day and year first above written.


                                       EXECUTIVE


                                       /s/ Gregory T. Barnum
                                       -----------------------------------------
                                       Gregory T. Barnum


                                       COMPUTER NETWORK TECHNOLOGY
                                       CORPORATION


                                       By /s/ John Rollwagen
                                          --------------------------------------
                                          Name:  John Rollwagen
                                          Title: Director

                                   SCHEDULE A
                       LIST OF EXISTING OPTION AGREEMENTS
                                GREGORY T. BARNUM


UNVESTED OPTIONS AS OF JUNE 18, 2002

                                                       OPTIONS              UNVESTED          EXERCISE
GRANT DATE                 EXP. DATE                   GRANTED               OPTIONS            PRICE
----------                 ---------                   -------              ---------         ---------
July 7, 1997               July 6, 2007                 75,000                     0            $4.1250
December 17, 1997          December 16, 2007            10,000                     0            $3.6250
December 10, 1998          December 9, 2008             30,000                 7,500            $9.6875
May 13, 1999               May 12, 2009                 90,000                22,500           $21.8750
April 5, 2001              April 4, 2011                90,000                67,500            $8.7812
April 26, 2001             April 25, 2011                2,503                 1,252           $10.0100
February 25, 2002          February 24, 2012            25,000                25,000           $11.3500